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                                                                     EXHIBIT 4.2


                                 AMENDMENT NO. 1
                         TO THE TYLER TECHNOLOGIES, INC.
                                STOCK OPTION PLAN
                    (AMENDED AND RESTATED AS OF MAY 12, 2000)

         Pursuant to Section 18 of the Tyler Technologies, Inc. Stock Option Plan (Amended and Restated as of May 12, 2000) (the "Plan"), Section 5 of the Plan is hereby amended in its entirety to read as follows:

                  5. SHARES SUBJECT TO PLAN. The Committee may not grant Options under the Plan for more than 6,500,000 shares of Common Stock and may not grant Options to any Participant for more than 6,500,000 shares of Common Stock, but these numbers may be adjusted to reflect, if deemed appropriate by the Committee, any stock dividend, stock split, share combination, recapitalization or the like, of or by the Company. Shares to be optioned and sold may be made available from either authorized but unissued Common Stock or Common Stock held by the Company in its treasury. Shares that by reason of the expiration of an Option or otherwise are no longer subject to purchase pursuant to an Option granted under the Plan may be re-offered under the Plan.

         IN WITNESS WHEREOF, the undersigned has executed this Amendment effective as of the 9th day of May, 2002.

                                             TYLER TECHNOLOGIES, INC.



                                             By: /s/ Theodore L. Bathurst
                                                 -------------------------------
                                                 Name: Theodore L. Bathurst
                                                 Title: Vice President and Chief
                                                        Financial Officer